Exhibit 12.1
AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO COMBINED FIXED CHARGES AND PREFERRED STOCK DIVIDENDS

	Six Months Ended June 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$396,191	$876,801	$1,034,013	$743,216	$668,516

(Plus):
Equity in income of unconsolidated entities, net of distributions received	3,286	29,226	60,103	84,764	71,781
Amortization of capitalized interest (2)	15,425	29,927	27,779	25,150	22,489

Earnings before fixed charges	$414,902	$935,954	$1,121,895	$853,130	$762,786

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$3,880	$8,338	$8,483	$7,790	$7,504
Interest expense	111,698	199,661	187,510	175,615	180,618
Interest capitalized	27,731	64,420	78,872	79,834	69,961
Preferred dividend	—	—	—	—	—

Total fixed charges (3)	$143,309	$272,419	$274,865	$263,239	$258,083

(Less):
Interest capitalized	27,731	64,420	78,872	79,834	69,961
Preferred dividend	—	—	—	—	—
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	—	—	14,132

Earnings (4)	$530,480	$1,143,953	$1,317,888	$1,036,535	$936,776

Ratio (4 divided by 3)	3.70	4.20	4.79	3.94	3.63

AVALONBAY COMMUNITIES, INC.
RATIOS OF EARNINGS TO FIXED CHARGES

	Six Months Ended June 30, 2018	Year Ended December 31, 2017	Year Ended December 31, 2016	Year Ended December 31, 2015	Year Ended December 31, 2014 (1)
Income from continuing operations before cumulative effect of change in accounting principle	$396,191	$876,801	$1,034,013	$743,216	$668,516

(Plus):
Equity in income of unconsolidated entities, net of distributions received	3,286	29,226	60,103	84,764	71,781
Amortization of capitalized interest (2)	15,425	29,927	27,779	25,150	22,489

Earnings before fixed charges	$414,902	$935,954	$1,121,895	$853,130	$762,786

(Plus) Fixed charges:
Portion of rents representative of the interest factor	$3,880	$8,338	$8,483	$7,790	$7,504
Interest expense	111,698	199,661	187,510	175,615	180,618
Interest capitalized	27,731	64,420	78,872	79,834	69,961

Total fixed charges (3)	$143,309	$272,419	$274,865	$263,239	$258,083

(Less):
Interest capitalized	27,731	64,420	78,872	79,834	69,961
Noncontrolling interest in income of a subsidiary that has not incurred fixed charges	—	—	—	—	14,132

Earnings (4)	$530,480	$1,143,953	$1,317,888	$1,036,535	$936,776

Ratio (4 divided by 3)	3.70	4.20	4.79	3.94	3.63

(1)	The results of operations for 2014 have been adjusted to remove the Company's earnings classified as discontinued operations.

(2)
Represents an estimate of capitalized interest costs based on the Company’s established depreciation policy and an analysis of interest costs capitalized since 1998 (the year in which AvalonBay was formed).